FINISH LINE REVISES SALES AND EARNINGS GUIDANCE
FOR SECOND QUARTER

INDIANAPOLIS— August 24, 2006—The Finish Line, Inc. (NASDAQ:FINL) (the “Company”) today announced revised sales and earnings guidance for its second quarter ending August 26, 2006 (“Q2”).

The Company stated it expects to report consolidated net sales for Q2 in the range of $335 million to $339 million, compared to $341.6 million reported for the second quarter ended August 27, 2005 (“Q2LY”). The Company expects comparable store sales results for Q2 to be in the range of -6% to -8% (negative 6 percent to negative 8 percent). This compares to previous guidance for Q2 of consolidated net sales of $352 - $362 million and comparable store sales of -3% to -6% (negative three percent to negative six percent).

The Company is revising Q2 earnings guidance due to the decrease in sales and pressure on product margins, as well as negative leverage on occupancy costs and selling, general and administrative expenses. The Company’s new guidance for Q2 diluted earnings per share is a range of $.19 to $.21 compared to previous guidance of $.25 to $.28 per diluted share.

Alan H. Cohen, Chairman and CEO stated, “For the second quarter we have continued to experience significant weakness in women’s performance running which was down double digits on a comparable store basis. The softgoods business also slowed in Q2 with comparable sales down double digits as well. Comparable sales for the quarter decreased 8% in June followed by an 11% decrease in July. August comparable sales are expected to be negative 3-5%. We currently anticipate that we will report inventory that is up 6-8% per square foot for the Finish Line stores at the end of Q2 compared to Q2LY.”

Future Sales and Earnings Guidance Policy

Based on uncertainty in our current business environment, the Company has changed its policy with regard to providing future sales and earnings guidance, and will no longer provide quarterly or yearly sales and earnings per share guidance. Through press releases and regularly scheduled conference calls available to the public, the Company will continue to provide investors with information and insight into strategic initiatives, growth and value drivers, and trend and industry data critical to understanding the Company’s businesses and operating environment.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 672 Finish Line stores in 47 states and online, 76 Man Alive stores in 16 states and 6 Paiva stores in 5 states and online. To learn more about these brands, visit www.finishline.com , www.manalive.com and www.paiva.com .

CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914 Executive Vice President - CFO THE FINISH LINE, INC., INDIANAPOLIS
Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827 Corporate Communications Manager THE FINISH LINE, INC., INDIANAPOLIS